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                                                                   EXHIBIT 99-e

                        [LETTERHEAD OF ROBERT R. WINTER]

                                                                  June 25, 1997

Sullivan & Cromwell
125 Broad Street
New York, New York 10004

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 90,557,682 shares of Common Stock, par value $1.25 per share (the "Common Stock"), of Allegheny Power System, Inc., a Maryland corporation (the "Company"), to be issued upon consummation of the Merger (the "Merger") of AYP Sub, Inc., a corporation to be formed as a Pennsylvania corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and DQE, Inc., a Pennsylvania corporation, I, as counsel to the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion:

          (a) the Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Maryland; and

          (b) when the registration statement relating to the Common Stock (the "Registration Statement") has become effective under the Act, an order has been issued under the Public Utility Holding Company Act of 1935 ("PUCHA") approving the Merger and the issuance of Common Stock, any order required under The Public Service Commission Law of Maryland shall have been issued, Merger Sub has been duly incorporated under the laws of Pennsylvania, the Merger has become effective in accordance with the terms and conditions of the Merger Agreement, and the Common Stock has been duly issued and delivered as contemplated by the Registration Statement and in conformity with any orders under The Public Service Commission Law of Maryland and the
     PUCHA:

          (i) All state laws applicable to the proposed transaction will have been complied with;

          (ii) The Common Stock will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Company's charter; and

          (iii) The consummation of the transactions contemplated by the Registration Statement will not violate the legal rights of the holders of any securities issued by the Company or any associated or affiliated company thereof.

     I am a member of the bar of the State of Maryland and do not herein intend to express any opinions as to State Blue Sky laws, securities laws and matters governed by any laws of any jurisdiction other than the State of Maryland (other than Maryland Blue Sky laws as to which I express no opinion).

     I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of Shares" in the Prospectus which is a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ Robert R. Winter